Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

Media Contact:	Investor Contact:
Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports Strong FY09 Third Quarter Earnings Per Share of $1.96 – up 19 Percent Over the Prior-Year Period

Sales Rise Five Percent to $1.1 Billion, Net Income Up 12 Percent to $65 Million

Orders in the Quarter Increased Nearly 100 Percent to $1.3 Billion on Book-to-Bill Ratio of 1.2

Full-Year FY09 Orders Expected to Exceed $5 Billion with Record Year-End Total Backlog of More Than $7 Billion

ATK Establishes Initial FY10 Guidance

Minneapolis, January 29, 2009 – Alliant Techsystems (NYSE: ATK) reported today that earnings per share (EPS) in the third quarter of fiscal year 2009, which ended on December 28, 2008, rose 19 percent from the prior-year quarter to $1.96.  The results were driven by top line sales growth, improved operating margins and reduced share count.

Sales for the quarter were $1.1 billion, a five percent increase over the prior-year quarter.  The company reported net income for the quarter of $65 million, up 12 percent from the prior-year quarter.  Margins in the quarter improved to 10.8 percent, up from 10.5 percent in the prior-year period.  Orders for the quarter increased 99 percent to more than $1.3 billion, up substantially from the prior-year quarter of $670 million.  The strong orders growth represents a book-to-bill ratio for the quarter of 1.2 that continues to build the company’s backlog and offers significant visibility into future sales.

“This was another solid quarter for ATK, keeping us on track for strong full-year performance.  We expect to end FY09 with a record total backlog of more than $7 billion,” said Dan Murphy, Chairman and CEO. “I am particularly pleased with the successful migration of our military aircraft composites expertise into next-generation commercial aviation.  Though we are forecasting moderating growth in FY10, we anticipate that new sales supporting affordable solutions for our military; commercial aviation; and growing international demand for our armament and Intelligence, Surveillance and Reconnaissance systems will position us for re-accelerated sales and earnings growth in FY11 and beyond.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of fiscal year 2009, which ended on December 28, 2008 (in thousands).

External Sales:

	Quarters Ended				Nine Months Ended
	December 28, 2008	December 30, 2007	$ Change	% Change	December 28, 2008	December 30, 2007	$ Change	% Change

ATK Armament Systems	$438,167	$381,313	$56,854	14.9%	$1,302,603	$1,071,512	$231,091	21.6%
ATK Mission Systems	285,336	279,650	5,686	2.0%	842,381	809,688	32,693	4.0%
ATK Space Systems	385,947	393,902	(7,955)	(2.0)%	1,181,282	1,161,382	19,900	1.7%
Total external sales	$1,109,450	$1,054,865	$54,585	5.2%	$3,326,266	$3,042,582	$283,684	9.3%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended			Nine Months Ended
	December 28, 2008	December 30, 2007	$ Change	December 28, 2008	December 30, 2007	$ Change

ATK Armament Systems	$43,695	$37,261	$6,434	$130,824	$98,320	$32,504
ATK Mission Systems	35,802	30,684	5,118	104,421	88,016	16,405
ATK Space Systems	44,303	49,299	(4,996)	128,527	148,624	(20,097)
Corporate	(4,516)	(6,688)	2,172	(15,511)	(17,825)	2,314
Total	$119,284	$110,556	$8,728	$348,261	$317,135	$31,126

SEGMENT RESULTS

ATK operates three principal business groups: Armament Systems, Mission Systems, and Space Systems.   The company reorganized to this structure during the first quarter of FY09.  The financial results reported in this release reflect the reorganization for both FY08 and FY09.

ATK ARMAMENT SYSTEMS

Sales in the Armament Systems group rose 15 percent to $438 million compared to $381 million in the prior-year quarter.  The strong performance primarily reflects continued growth in commercial ammunition, higher energetics volume, and strong growth within the group’s medium-caliber gun systems and ammunition business.

Earnings before interest, taxes, and minority interest (operating profit) rose 17 percent to $44 million from $37 million in the prior-year quarter, reflecting higher revenues, lower pension costs, and operating efficiencies.

ATK MISSION SYSTEMS

Sales in the Mission Systems group rose two percent to $285 million from $280 million in the prior-year quarter.  The increase reflects higher volumes in the group’s special mission aircraft and NASA programs, offset by lower revenue in defense electronics and services.

Operating profit increased 17 percent to $36 million, compared to $31 million in the prior-year quarter.  The increase reflects higher revenues, operating efficiencies across the group, and lower pension costs.

ATK SPACE SYSTEMS

Sales in the Space Systems group declined two percent to $386 million, compared to $394 million in the prior-year quarter.  The group reported higher NASA sales, which were offset by the expected reduction in sales from the Minuteman III program as it concludes its planned production run and lower sales in the group’s services business for various space craft.

Operating profit of $44 million was down 10 percent from the $49 million recorded in the prior-year quarter.  The decrease reflects lower revenues, lower profit in the spacecraft structures business and the absence of a benefit in the prior year from the favorable resolution of certain prior-year overhead rate matters.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $5 million compared to $7 million in the prior-year period.  Interest expense for the quarter was approximately $15 million, compared to approximately $18 million in the prior-year quarter, reflecting lower borrowing rates and a lower average outstanding debt balance.

Third-quarter results were reduced by $0.06 per share, due to a higher tax rate as the result of the company’s intent to make a pre-payment of $150 million to its pension plan assets in FY10.  This impact offsets the $0.06 prior period benefit in the quarter related to the extension of the Federal research and development tax credit.

Free cash generated through the first nine months of the fiscal year was approximately $77 million compared to $133 million in the prior-year quarter, reflecting increased tax payments, increased working capital to support higher sales and increased capital expenditures (see reconciliation table).

OUTLOOK

ATK now expects to finish the year with total orders surpassing $5 billion and a year-end backlog of more than $7 billion.  The record year-end backlog will be aided significantly by the recent orders in commercial aircraft structures and non-standard ammunition.  ATK now expects full-year sales of approximately $4.5 billion, down slightly from previous expectations of approximately $4.55 billion.  The lower sales volume is primarily the result of delays to the start-up of Mission Systems growth programs.  ATK is now performing work on these programs.

The company now expects to report full-year EPS near the upper end of its previously announced range of $7.40 - $7.50.  The expected number of shares outstanding is approximately 34.2 million.  ATK continues to expect full-year FY09 operating margins to be approximately 10.5 percent, with free cash flow of approximately $260 million (see reconciliation table for details).

ATK expects an FY09 full-year tax rate of approximately 37 percent.  Pension expenses for the year are expected to be approximately $40 million.  Capital expenditures in FY09 are expected to be approximately $120 million.

Due to U.S. GAAP accounting changes related to the company’s outstanding convertible debt that take effect on April 1, 2009, the company will be required to retrospectively adopt the new accounting provision for all affected reporting periods.  As reflected in the chart below, the company believes the new accounting change will have a $0.42 per share impact on FY09 results.

FY09 EPS – Current Accounting Standards	$7.40 – 7.50
Estimated Impact of New Accounting Standards	($0.42)
FY09 EPS – New Accounting Standards	$6.98 – 7.08

ATK is establishing FY10 guidance for sales, EPS, and free cash flow.  FY10 sales are expected to be in a range from $4.55 billion to $4.65 billion, primarily reflecting continued growth in core programs within the Armament Systems and Mission Systems groups, partially offset by lower revenue in the Space Systems group due to the scheduled closeout of the Minuteman III program.

FY10 EPS is expected to be in a range from $7.40 — $7.60, which includes a $0.35 impact related to the required accounting change.  FY10 EPS growth will be driven by increased revenue and improved operating margins, partially offset by increased pension expense.   The FY10 EPS guidance reflects pension expense of approximately $95 million, a $55 million increase from FY09.  The increase primarily reflects the impact of asset returns in FY09, a lower discount rate assumption in FY10, and reduced asset return assumptions in future years.  The company expects to offset the increased pension expense by continuing to aggressively manage its operating cost structure through supply chain management initiatives, operating efficiencies, and general overhead cost reductions.

ATK expects to generate free cash flow in the range of $130 million to $150 million, which includes the impact of making the $150 million prepayment contribution to the company’s pension plans, and approximately $120 million of capital expenditures (see reconciliation table below).

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Nine Months Ended		Projected Year Ending
	December 28, 2008 (in thousands)	December 30, 2007 (in thousands)	March 31, 2009 (in thousands)		March 31, 2010 (in thousands)
Cash provided by operating activities	$157,514	$197,315		$380,000	$250,000 - $270,000
Capital expenditures	(80,352)	(63,959)	~(120,000)		~(120,000)
Free cash flow generated	$77,162	$133,356	$	~260,000	$130,000 - $150,000

ATK is a premier aerospace and defense company with more than 17,000 employees in 21 states and approximately $4.5 billion in revenue.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; challenges faced in restoring profitability to the company’s spacecraft structures business, changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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	QUARTERS ENDED		NINE MONTHS ENDED
	December 28,	December 30,	December 28,	December 30,
(In thousands except per share data)	2008	2007	2008	2007

Sales	$1,109,450	$1,054,865	$3,326,266	$3,042,582
Cost of sales	879,866	842,201	2,637,179	2,439,359
Gross profit	229,584	212,664	689,087	603,223
Operating expenses:
Research and development	16,105	14,360	63,245	44,368
Selling	39,584	31,639	117,392	92,430
General and administrative	54,611	56,109	160,189	149,290
Total operating expenses	110,300	102,108	340,826	286,088
Income before interest, income taxes, and minority interest	119,284	110,556	348,261	317,135
Interest expense	(15,518)	(18,659)	(49,077)	(64,011)
Interest income	142	306	741	1,006
Income before income taxes and minority interest	103,908	92,203	299,925	254,130
Income tax provision	38,947	33,716	112,009	91,800
Income before minority interest	64,961	58,487	187,916	162,330
Minority interest, net of income taxes	(61)	157	45	421
Net income	$65,022	$58,330	$187,871	$161,909

Earnings per common share:
Basic	$1.99	$1.79	$5.74	$4.91
Diluted	$1.96	$1.65	$5.48	$4.60

Average number of common shares	32,628	32,626	32,758	32,980
Average number of common and dilutive shares	33,117	35,434	34,283	35,205

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	December 28, 2008	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$162,092	$119,773
Net receivables	919,843	798,468
Net inventories	207,921	205,825
Deferred income tax assets	79,932	88,282
Other current assets	29,618	35,568
Total current assets	1,399,406	1,247,916
Net property, plant, and equipment	510,395	492,336
Goodwill	1,243,696	1,236,196
Prepaid and intangible pension assets	28,634	25,280
Deferred charges and other non-current assets	190,248	194,466
Total assets	$3,372,379	$3,196,194
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$290,850
Accounts payable	193,542	$215,755
Contract advances and allowances	83,009	81,624
Accrued compensation	126,392	147,287
Accrued income taxes	6,916	41,681
Other accrued liabilities	180,953	144,540
Total current liabilities	881,662	630,887
Long-term debt	1,164,140	1,455,000
Deferred income tax liabilities	52,467	38,316
Postretirement and postemployment benefits liabilities	134,486	138,378
Accrued pension liability	98,672	84,267
Other long-term liabilities	116,556	108,238
Total liabilities	2,447,983	2,455,086
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,717,398 shares at December 28, 2008 and 32,795,800 at March 31, 2008	327	328
Additional paid-in-capital	473,638	467,857
Retained earnings	1,503,795	1,315,924
Accumulated other comprehensive loss	(370,463)	(376,636)
Common stock in treasury, at cost, 8,837,663 shares held at December 28, 2008 and 8,759,261 at March 31, 2008	(682,901)	(666,365)
Total stockholders’ equity	924,396	741,108
Total liabilities and stockholders’ equity	$3,372,379	$3,196,194

	NINE MONTHS ENDED
(In thousands)	December 28, 2008	December 30, 2007
Operating activities
Net income	$187,871	$161,909
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	57,412	52,988
Amortization of intangible assets	4,213	4,420
Amortization of deferred financing costs	2,148	3,145
Write-off of debt issuance costs associated with convertible notes	—	5,600
Deferred income taxes	18,431	4,858
Loss on disposal of property	331	2,433
Minority interest, net of income taxes	45	421
Share-based plans expense	14,753	17,751
Excess tax benefits from share-based plans	(3,235)	(8,836)
Changes in assets and liabilities:
Net receivables	(121,375)	(67,411)
Net inventories	295	(53,755)
Accounts payable	(16,299)	4,537
Contract advances and allowances	1,385	(1,307)
Accrued compensation	(24,075)	(33,055)
Accrued income taxes	(24,909)	50,378
Pension and other postretirement benefits	19,744	26,218
Other assets and liabilities	40,779	27,021
Cash provided by operating activities	157,514	197,315
Investing activities
Capital expenditures	(80,352)	(63,959)
Acquisition of business, net of cash acquired	(13,560)	(101,195)
Proceeds from the disposition of property, plant, and equipment	489	292
Cash used for investing activities	(93,423)	(164,862)
Financing activities
Change in cash overdrafts	—	32,220
Net borrowings on line of credit	—	24,000
Payments made to extinguish debt	(10)	—
Payments made for debt issue costs	(5)	(102)
Net purchase of treasury shares	(31,609)	(100,068)
Proceeds from employee stock compensation plans	6,617	13,231
Excess tax benefits from share-based plans	3,235	8,836
Cash used for financing activities	(21,772)	(21,883)
Increase in cash and cash equivalents	42,319	10,570
Cash and cash equivalents - beginning of period	119,773	16,093
Cash and cash equivalents - end of period	$162,092	$26,663